Exhibit 99.1

April 6, 2017

Board of Directors of
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, Tennessee 32027

Reference is made to our opinion (the “Fairness Opinion”) dated December 29, 2016, addressed to the Board of Directors of Delek US Holdings, Inc. (the “Company”) as to the fairness, from a financial point of view, to the Company of the merger consideration to be paid pursuant to the Agreement and Plan of Merger, by and among the Company, Alon USA Energy, Inc. (“Alon”) and the other parties specified therein. We consent to the inclusion of the Fairness Opinion and a description of and references to the Fairness Opinion in the joint proxy statement/prospectus of Delek Holdco, Inc., the Company and Alon, which is part of Amendment No. 1 to the Registration Statement of Delek Holdco, Inc. on Form S-4 to be filed with the Securities and Exchange Commission on or about April 5, 2017.

Very truly yours,

Tudor, Pickering, Holt & Co. Securities, Inc.

By:     /s/Aaron Blomquist
Name:     Aaron Blomquist
Title:     Managing Director

Heritage Plaza | 1111 Bagby, Suite 5100 | Houston, Texas 77002 | www.TudorPickeringHolt.com
Tudor, Pickering, Holt & Co. Securities, Inc. | Tudor, Pickering, Holt & Co. Advisors, LLC | Members FINRA/SIPC